Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Titanium Metals Corporation on Form S-3 (File no. 333-18829), Form S-8 (File No. 333-20403) and Form S-8 (File No. 333-21001) of our reports dated January 25, 1999, on our audits of the consolidated financial statements and the financial statement schedule of Titanium Metals Corporation as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997, and 1996, which reports are included in this Annual Report on Form 10-K.




PricewaterhouseCoopers LLP


Denver, Colorado
March 19, 1999




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